  EXHIBIT 10.13

AMENDED AND CONSOLIDATED PROMISSORY NOTE

$2,622,908	January 1, 2024 Ontario, CA

For value received, Gofba, Inc., a California corporation (the “Company”), promises to pay to Sunray Trust, or its assigns (the “Holder”) the principal sum of Two Million Six Hundred Twenty Two Thousand Nine Hundred Eight Dollars ($2,622,908).  The principal hereof and any unpaid accrued interest thereon shall be due and payable on or before 5:00 p.m., Pacific Standard Time, on January 4, 2026 (the “Maturity Date”) (unless such payment date is accelerated as provided in Section 3 hereof).  Payment of all amounts due hereunder shall be made at the address of the Holder provided for in Section 4 hereof.  Interest shall accrue on the outstanding principal amount beginning on January 1, 2024, at the rate of five percent (5%) per annum, simple interest, and shall continue on the outstanding principal until paid in full. Interest due under this Amended and Consolidated Promissory Note (the “Note”) shall be paid by the Company with the principal amount and will be paid in one balloon payment on the Maturity Date as set forth herein.

1. HISTORY OF THE NOTE. This Note is an amendment and consolidation of the following (collectively, the “Original Notes”);

a.

The Promissory Note, as amended, originally entered into by and between the Company and the Holder on or about May 1, 2018, for the principal amount of $1,284,697, which had accrued interest due of $363,997 as of December 31, 2023, which amount is included in the principal amount due under this Note;

b.

The Promissory Note, as amended, originally entered into by and between the Company and the Holder on or about May 6, 2022, for the principal amount of $406,200, which had accrued interest due of $33,850 as of December 31, 2023, which amount is included in the principal amount due under this Note;

c.

The Promissory Note, as amended, originally entered into by and between the Company and the Holder on or about July 21, 2022, for the principal amount of $110,000, which had accrued interest due of $7,792 as of December 31, 2023, which amount is included in the principal amount due under this Note;

d.

The Promissory Note, as amended, originally entered into by and between the Company and the Holder on or about December 12, 2022, for the principal amount of $8,170, which had accrued interest due of $409 as of December 31, 2023, which amount is included in the principal amount due under this Note;

e.

The Promissory Note, as amended, originally entered into by and between the Company and the Holder on or about February 28, 2023, for the principal amount of $73,400, which had accrued interest due of $3,058 as of December 31, 2023, which amount is included in the principal amount due under this Note;

f.

The Promissory Note, as amended, originally entered into by and between the Company and the Holder on or about February 28, 2023, for the principal amount of $161,295, which had accrued interest due of $6,721 as of December 31, 2023, which amount is included in the principal amount due under this Note;

g.

The Promissory Note, as amended, originally entered into by and between the Company and the Holder on or about March 3, 2023, for the principal amount of $11,769, which had accrued interest due of $490 as of December 31, 2023, which amount is included in the principal amount due under this Note;

h.

The Promissory Note, as amended, originally entered into by and between the Company and the Holder on or about April 26, 2023, for the principal amount of $69,153, which had accrued interest due of $2,305 as of December 31, 2023, which amount is included in the principal amount due under this Note; and

i.

The Promissory Note, as amended, originally entered into by and between the Company and the Holder on or about September 7, 2023, for the principal amount of $51,966, which had accrued interest due of $866 as of December 31, 2023, which amount is included in the principal amount due under this Note.

With the execution of this Note the Company and the Holder acknowledge and agree that the Original Notes are void and unenforceable.  With the execution of this Note, the Holder is loaning the Company an additional $26,770, which brings the total principal due under this Note to $2,622,908 when combined with the principal and interest amounts due under the Original Notes as of December 31, 2023.  In the event any of the Original Notes were in default under the terms of any of the Original Notes, such default is hereby waived by Holder such that no default occurred.

2. PREPAYMENT. The Company may, at its option, at any time and from time to time, prepay all or any part of the principal balance of this Note, without penalty or premium, provided that concurrently with each such prepayment the Company shall pay accrued interest on the principal, if any, so prepaid to the date of such prepayment.

3. DEFAULT. The occurrence of any one of the following events shall constitute an Event of Default:

(a) The non-payment, when due, of any principal or interest pursuant to this Note;

(b) The material breach of any representation or warranty in this Note. In the event the Holder becomes aware of a breach of this Section 3(b), then provided such breach is capable of being cured by Company, the Holder shall notify the Company in writing of such breach and the Company shall have thirty (30) business days after notice to cure such breach;

(c) The breach of any covenant or undertaking, not otherwise provided for in this Section 3;

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(d) The commencement by the Company of any voluntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or the adjudication of the Company as insolvent or bankrupt by a decree of a court of competent jurisdiction; or the petition or application by the Company for, acquiescence in, or consent by the Company to, the appointment of any receiver or trustee for the Company or for all or a substantial part of the property of the Company; or the assignment by the Company for the benefit of creditors; or the written admission of the Company of its inability to pay its debts as they mature; or

(e) The commencement against the Company of any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, provided, however, that the commencement of such a proceeding shall not constitute an Event of Default unless the Company consents to the same or admits in writing the material allegations of same, or said proceeding shall remain undismissed for 20 days; or the issuance of any order, judgment or decree for the appointment of a receiver or trustee for the Company or for all or a substantial part of the property of the Company, which order, judgment or decree remains undismissed for 20 days; or a warrant of attachment, execution, or similar process shall be issued against any substantial part of the property of the Company.

(f) A final judgment for the payment of money aggregating in excess of $500,000 is outstanding against the Company and such judgment has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 30 days from the date of its entry.

Upon the occurrence of any Default or Event of Default, the Holder, may, by written notice to the Company, declare all or any portion of the unpaid principal amount due to Holder, together with all accrued interest thereon, immediately due and payable, in which event it shall immediately be and become due and payable, provided that upon the occurrence of an Event of Default as set forth in paragraph (d) or paragraph (e) hereof, all or any portion of the unpaid principal amount due to Holder, together with all accrued interest thereon, shall immediately become due and payable without any such notice.

4. TRANSFERABILITY. This Note shall not be transferred, pledged, hypothecated, or assigned by the Holder without the express written consent of the Company, which consent will not be unreasonably withheld.

5. NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent as follows:

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If to the Company:	Gofba, Inc.
3281 East Guasti Road, Suite 700
Ontario, CA 91761 Attn. William DeLisi, CEO Facsimile (___)

with a copy to:	Law Offices of Craig V. Butler 300 Spectrum Center Dr., Suite 300 Irvine, CA 92618 Attn: Craig V. Butler, Esq. Facsimile No.: (949) 209-2545

If to Holder:	Sunray Trust 3281 East Guasti Road, Suite 700 Ontario, CA 91761 Attn. Anna Chin, Trustee Facsimile No.:

or at such other address as the Company or Holder may designate by ten (10) days advance written notice to the other Party hereto.

6. GOVERNING LAW; VENUE. The terms of this Note shall be construed in accordance with the laws of the State of California, as applied to contracts entered into by California residents within the State of California, and to be performed entirely within the State of California. The parties agree that any action brought to enforce the terms of this Note will be brought in the appropriate federal or state court having jurisdiction over Riverside County, California.

7. CONFORMITY WITH LAW. It is the intention of the Company and of the Holder to conform strictly to applicable usury and similar laws. Accordingly, notwithstanding anything to the contrary in this Note, it is agreed that the aggregate of all charges which constitute interest under applicable usury and similar laws that are contracted for, chargeable or receivable under or in respect of this Note, shall under no circumstances exceed the maximum amount of interest permitted by such laws, and any excess, whether occasioned by acceleration or maturity of this Note or otherwise, shall be canceled automatically, and if theretofore paid, shall be either refunded to the Company or credited on the principal amount of this Note.

8. MODIFICATION; WAIVER. No modification or waiver of any provision of this Note or consent to departure therefrom shall be effective unless in writing and approved by the Company and the Holder.

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In witness whereof, Company has executed this Amended and Consolidated Promissory Note as of the date first written above.

“Company”

Gofba, Inc.,
a California corporation

By: William DeLisi
Its: Chief Executive Officer

Acknowledged: “Holder” Sunray Trust

By: Anna Chin Its: Trustee

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